Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) entered into on May 18, 2016, is among EARTHSTONE ENERGY, INC., a Delaware corporation (“Borrower”), EARTHSTONE OPERATING, LLC, a Texas limited liability company (“EO”), EF NON-OP, LLC, a Texas limited liability company (“EF”), SABINE RIVER ENERGY, LLC, a Texas limited liability company (“Sabine”), BASIC PETROLEUM SERVICES, INC., a Texas corporation (“Basic”), LYNDEN ENERGY CORP., a company existing under the laws of British Columbia (“LE”), and LYNDEN USA, INC., a Utah corporation (“LUSA”), as guarantors (EO, EF, Sabine, Basic, LE and LUSA, each a “Guarantor” and collectively, the “Guarantors”); each Lender (defined below) who is a signatory hereto and BOKF, NA dba BANK OF TEXAS, a national banking association, as administrative agent (“Agent”) for the Lenders. The party or parties are sometimes individually referred to herein as a “Party” or collectively referred to as “Parties.”

R E C I T A L S

WHEREAS, Borrower, Agent and the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”) are parties to that certain Credit Agreement dated as of December 19, 2014, as amended by that certain First Amendment to Credit Agreement dated as of December 1, 2015 (as may be further amended, modified or restated from time to time, the “Credit Agreement”), whereby the Lenders agreed to make available to Borrower a credit facility upon the terms and conditions set forth therein; and

WHEREAS, Borrower has requested that Agent and the Lenders amend the Credit Agreement as provided herein; and

WHEREAS, subject to the terms hereof, the Agent and the Lenders are willing to agree to the amendment to the Credit Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the Parties to this Amendment hereby agree as follows:

SECTION 1. Defined Terms. Except as may otherwise be provided herein, all capitalized terms which are defined in the Credit Agreement shall have the same meaning herein as therein, all of such terms and their definitions being incorporated herein by reference.

SECTION 2. Amendment to Credit Agreement. Subject to the conditions precedent set forth in Section 4 hereof:

(a) The definition of “Applicable Margin” in Section 1.02 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

“Applicable Margin” means the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Borrowing Base Utilization as in effect from time to time:

Borrowing Base Utilization	Applicable Margin
	LIBOR Loans	Base Rate Loans
Less than 25%	2.25%	1.25%
Greater than or equal to 25%, but less than 50%	2.50%	1.50%
Greater than or equal to 50%, but less than 75%	2.75%	1.75%
Greater than or equal to 75%, but less than 90%	3.00%	2.00%
Greater than or equal to 90%	3.25%	2.25%

Each change in the Applicable Margin resulting from a change in the Borrowing Base Utilization shall take effect on the day such change in the Borrowing Base Utilization occurs.

(b) The definition of “Consolidated Net Income” in Section 1.02 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

“Consolidated Net Income” means with respect to Borrower and its Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of Borrower and its Consolidated Subsidiaries after allowances for taxes for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (i) the net income of any Person in which Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of Borrower and its Consolidated Subsidiaries in accordance with GAAP) or the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or distributions actually paid in such period by such other Person or such Unrestricted Subsidiary to Borrower or to a Consolidated Subsidiary, as the case may be; (ii) the net income (but not loss) of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary, or is otherwise restricted or prohibited in each case determined in accordance with GAAP; (iii) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (iv) any extraordinary gains or losses, including gains or losses attributable to Property sales not in the ordinary course of business; and (v) the cumulative effect of a change in accounting principles and any gains or losses attributable to write ups or write downs of assets.

(c) The definition of “EBITDAX” in Section 1.02 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

“EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus (a) the following expenses or charges to the extent deducted from Consolidated Net Income in such period: (i) interest, (ii) taxes, (iii) depreciation, (iv) depletion, (v) amortization, (vi) non-cash losses under FASB ASC 815 as a result of changes in the fair market value of derivatives, (vii) exploration expenses, (viii) impairment expenses and (ix) Eligible Rig Contract Cancellation Expenses and minus (b) to the extent included in Consolidated Net Income in such period, non-cash gains under FASB ASC 815 as a result of changes in the fair market value of derivatives.

(d) Section 1.02 of the Credit Agreement is hereby amended by inserting the following as a new definition:

“Eligible Rig Contract Cancellation Expenses” means expenses or charges in connection with the cancellation or termination of oil and gas drilling rig contracts incurred by a Loan Party during fiscal year 2016 that do not, when aggregated with all such expenses or charged incurred in prior periods of the fiscal year 2016, exceed $5,200,000.

(e) Section 1.02 of the Credit Agreement is hereby amended by inserting the following as a new definition:

“Recourse Debt” means Debt of an Unrestricted Subsidiary which is a liability, in whole or in part, of any Loan Party or which is secured by any Lien upon any property or assets of any Loan Party.

(f) The definition of “Subsidiary” in Section 1.02 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

“Subsidiary” means (i) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by another Person or one or more of such Person’s Subsidiaries or by such Person and one or more of its Subsidiaries and (ii) any joint venture, limited liability company or partnership, trust company, general or limited partnership or any other type of partnership or entity other than a corporation in which a Person or one or more of its other Subsidiaries is a member, owner, partner or joint venturer and owns, directly or indirectly, at least a majority of the equity of such entity or controls such entity, but excluding any tax partnerships that are not classified as partnerships under state law; provided, however, that such term shall not include an Unrestricted Subsidiary. For purposes of this definition, any Person which owns directly or indirectly an equity investment in another Person which allows the first Person to manage or elect managers who manage the normal activities of such second Person will be deemed to “control” such second Person (e.g. a sole general partner controls a limited partnership). Unless otherwise indicated herein, each reference to the term “Subsidiary” means a Subsidiary of Borrower.

(g) Section 1.02 of the Credit Agreement is hereby amended by inserting the following as a new definition:

“Unrestricted Subsidiary” means any subsidiary of Borrower or a Guarantor (a) in which Borrower notifies the Agent at such subsidiary’s creation or acquisition that such subsidiary will be an “Unrestricted Subsidiary” and (b) that meets the requirements of an Unrestricted Subsidiary set forth in Section 9.16.

(h) Section 8.01(k) of the Credit Agreement is hereby amended by adding the following sentence to the end thereof:

“Borrower will notify Administrative Agent of any amendment to the charter, by-laws, or other constituent documents in any manner of any Unrestricted Subsidiary.”

(i) Section 8.09(d) is amended by adding the following sentence to the end thereof:

“If, at any time, a new Unrestricted Subsidiary is acquired or created, Borrower shall, and, as applicable, shall cause such new Unrestricted Subsidiary to, contemporaneously with such acquisition or creation, (x) pledge all of the Capital Securities of such new Unrestricted Subsidiary (including, without limitation, delivery of original certificates evidencing the Capital Securities of such new Unrestricted Subsidiary, together with an appropriate undated transfer power for each certificate duly executed in blank by the registered owner thereof, if applicable) and (y) execute and deliver such other Loan Documents (including Security Instruments granting to Agent a valid, first priority (subject only to Excepted Liens) perfected Lien in the Capital Securities of such new Unrestricted Subsidiary), certificates and legal opinions as Agent shall reasonably request.”

(j) Section 9.03 of the Credit Agreement is hereby amended by adding the following as a new subsection (i):

“(i) investments in Unrestricted Subsidiaries engaged exclusively in oil and gas exploration, development, production, processing and related activities in an aggregate amount not to exceed $5,000,000.”

(k) Section 9.08 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

“Section 9.08 Mergers, Etc.. Neither Borrower nor any Subsidiary will merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property or assets to any other Person, except (a) Borrower may merge into or consolidate with any other Person provided that Borrower is the surviving entity and no Default exists or would result therefrom, (b) Borrower and any Subsidiary may merge or consolidate, or sell, lease or otherwise dispose of all or substantially all of its property with Borrower or any other Subsidiary and (c) 1058286 B.C. Ltd., a company existing under the laws of British Columbia, may merge with Lynden Energy Corp., a company existing under the laws of British Columbia, pursuant to the terms of that certain Arrangement Agreement, dated as of December 16, 2015, among Borrower, 1058286 B.C. Ltd. and Lynden Energy Corp.”

(l) Section 9.16 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

“Section 9.16 Subsidiaries. Borrower shall not and shall not permit any Subsidiary to sell or to issue any Capital Securities of any Subsidiary, except to Borrower or any Guarantor and except in compliance with Section 9.03. Borrower shall not, and shall not permit any Subsidiary to, create any additional Subsidiaries, unless (a) the creation of such Subsidiary is in preparation for the acquisition of Oil and Gas Properties and (b) Borrower shall have notified Agent in writing fifteen (15) days prior to the creation of such Subsidiary and provided Agent with any information reasonably requested by Agent and the Lenders (through the Agent) concerning such Subsidiary or acquisition.  Any Subsidiary so created shall be a U.S. Person and immediately upon its being created or acquired shall enter into the requisite agreements as provided in Section 8.09(d). Borrower shall not and shall cause its Subsidiaries to not permit any Unrestricted Subsidiary to sell or to issue any Capital Securities of such Unrestricted Subsidiary, except to Borrower or any Guarantor and except in compliance with Section 9.03. Borrower shall not, and shall not permit any Subsidiary to, create any additional Unrestricted Subsidiaries, unless Borrower shall have notified Agent in writing fifteen (15) days prior to the creation of such Unrestricted Subsidiary and provided Agent with any information reasonably requested by Agent and the Lenders (through the Agent) concerning such Unrestricted Subsidiary.  Any Unrestricted Subsidiary so created shall be a U.S. Person.  Borrower shall not and shall not permit any Subsidiary to create any Unrestricted Subsidiary, except to the extent (i) the ownership interest of Borrower or its Subsidiary in such Unrestricted Subsidiary is pledged as provided in Section 8.09(d), (ii) such Unrestricted Subsidiary does not incur, create, assume, or permit to exist any Recourse Debt, (iii) neither Borrower nor any of its Subsidiaries provides any credit support for any obligation (contingent or otherwise) of such Unrestricted Subsidiary, (iv) neither Borrower nor any of its Subsidiaries have any direct or indirect obligation to maintain or preserve the financial condition of such Unrestricted Subsidiary or cause such Unrestricted Subsidiary to achieve any specified level of operating results, and (v) such Unrestricted Subsidiary does not own any equity interest in Borrower or any of its Subsidiaries or hold any obligation of, or Lien on the property of, Borrower or any of its Subsidiaries.  Borrower shall not re-designate any Subsidiary as an Unrestricted Subsidiary.”

(m) Article IX of the Credit Agreement is hereby amended by adding the following as a new Section 9.20:

“Section 9.20 No Recourse Debt. Neither Borrower nor any Subsidiary will permit any Unrestricted Subsidiary to incur, create, assume, or permit to exist any Recourse Debt.”

(n) Section 12.06(b)(v) of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

“(v) No Assignments to Certain Persons.  No such assignment shall be made to (1) Borrower or any of Borrower’s Affiliates, Subsidiaries or Unrestricted Subsidiaries or (2) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (2).”

(o) Exhibit B – Form of Borrowing, Continuing, and Conversion Request of the Credit Agreement is hereby amended by (i) deleting the “and” at the end of the last clause (b), (ii) replacing the period at the end of the last clause (c) with “; and” and (iii) adding the following as a new clause (d): “(d) after giving effect to the funding of the Loans requested hereunder Borrower will be in pro forma compliance with Section 9.12(b) of the Credit Agreement.”

SECTION 3. Borrowing Base Redetermination.  The Lenders have agreed that the amount of the Borrowing Base shall be reduced to $75,000,000 and the Monthly Reduction Amount shall be reaffirmed at $0, until the Borrowing Base and Monthly Reduction Amount are further redetermined pursuant to the terms of Section 2.08 of the Agreement.

SECTION 4. Conditions of Effectiveness.  The obligations of Agent and the Lenders to amend the Credit Agreement as provided herein are subject to the fulfillment of the following conditions precedent:

(a) Agent shall have received counterparts of this Amendment, which shall have been executed by the Lenders, Borrower and the Guarantors.

(b) Borrower shall have made payment of all fees and expenses due and owing under the Credit Agreement including such fees and expenses specified in Section 8.

(c) Agent shall have received the following documents (each of which shall be satisfactory to Agent in form and substance and in sufficient original counterparts) and the other conditions provided in this Section 4(c) shall have been satisfied:

(i) Supplements to the Guaranty Agreement executed by LE and LUSA.

(ii) Supplements to the Pledge and Security Agreement executed by Borrower, LE and LUSA.

(iii) The certificates representing Capital Securities of LE and LUSA pledged pursuant to the Pledge and Security Agreement, together with an undated transfer power for each such certificate executed in blank by the pledgor thereof.

(iv) A Mortgage executed by LUSA in sufficient counterparts for recording.

(v) Letters-in-Lieu executed by LUSA, in blank.

(vi) A favorable opinion of Parr Brown Gee & Loveless, special Utah counsel to LUSA, as to such matters incident to the transactions herein contemplated as Agent may reasonably request.

(vii) A certificate of the Secretary or an Assistant Secretary of each of LE and LUSA setting forth (A) resolutions of its board of directors, members, managers or other governing body, as applicable, with respect to the authorization of such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (B) the officers of such Guarantor (y) who are authorized to sign the Loan Documents to which such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (C) specimen signatures of the authorized officers, (D) the Charter Documents of such Guarantor, certified as being true and complete, and (E) certificates of the appropriate state agencies with respect to the existence, qualification and good standing of such Guarantors.  Agent and the Lenders may conclusively rely on such certificate until they receive notice in writing from such Guarantor to the contrary.

(viii) A Borrowing, Continuation and Conversion Request, the form of which gives effect to the amendment provided for by Section 2(o) of this Amendment.

(ix) A customary payoff letter with respect to LE’s credit facility, evidence that all amounts due and owing thereunder shall have been repaid and all commitments of the lenders thereunder shall have been terminated, releases of all liens and security interests pursuant to such credit facility, and evidence that all hedges and derivative contracts of LE and its Subsidiaries have been terminated.

(x) Such other agreements, documents, certificates, and evidence as Agent may request.

(xi) Agent shall be satisfied that all conditions precedent to the Arrangement Agreement shall have been, or shall contemporaneously with the effectiveness of this Amendment be, consummated pursuant to the terms and conditions thereof, and no condition precedent to the Arrangement Agreement shall have been waived without the consent of Agent.

(d) Agent shall be satisfied that Lynden Exploration Ltd., a company existing under the laws of Alberta (“LEXP”) has been dissolved.

(e) All representations and warranties set forth in each of the Loan Documents shall be true and correct.

(f) No Material Adverse Effect shall have occurred.

(g) No Default or Event of Default shall have occurred.

SECTION 5. Post-Closing Conditions.

(a) Within sixty (60) days after the date of this Amendment, Borrower will deliver title information in form and substance reasonably acceptable to Agent covering enough of the Mortgaged Properties evaluated by the most recent Reserve Report that includes LUSA’s Oil and Gas Properties, so that Agent shall have received together with title information previously delivered to Agent, satisfactory title information on at least (80%) of the value of the Oil and Gas Properties evaluated in such Reserve Report that are Proven Reserves.

(b) Within sixty (60) Business Days after the date of this Amendment, Agent shall be satisfied that Borrower has entered into Hedging Agreements for (i) sixty percent (60%) of its anticipated monthly production from its PDP Reserves for the months of January 2017 through December 2017 with a strike price of not less than $46.36 per barrel and (ii) fifty percent (50%) of its anticipated monthly production from its PDP Reserves for the months of January 2018 through December 2018 with a strike price of not less than $47.97 per barrel.

(c) Within one (1) Business Day after LE has been provided a post-amalgamation number and an amalgamation certificate, Agent shall have received a favorable opinion of Gowling WLG, special Canadian counsel to LE, in the form attached to this Amendment as Exhibit A.

SECTION 6. Representations and Warranties. Borrower and each Guarantor represents and warrants to Agent and the Lenders, with full knowledge that Agent and the Lenders are relying on the following representations and warranties in executing this Amendment, as follows:

(a) It has the power and authority to execute, deliver and perform this Amendment, and all organizational action on the part of itself, as applicable, requisite for the due execution, delivery and performance of this Amendment has been duly and effectively taken.

(b) This Amendment and each other document executed and delivered in connection herewith constitute its legal, valid and binding obligation, to the extent it is a party thereto, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(c) This Amendment does not and will not violate any provisions of (i) its Charter Documents; (ii) any contract, agreement, or instrument to which it is a party; or (iii) any requirement of any governmental authority to which it is subject. Its execution of this Amendment will not result in the creation or imposition of any lien upon its properties other than those permitted by the Credit Agreement and this Amendment.

(d) Its execution, delivery and performance of this Amendment does not require the consent or approval of any other Person, including, without limitation, any regulatory authority or governmental body of the United States of America or any state thereof or any political subdivision of the United States of America or any state thereof.

(e) As of the date of this Amendment, it is solvent and has taken no action such as may invoke applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(f) Upon giving effect to this Amendment, no Default or Event of Default exists, and all of the representations and warranties made by it contained in the Credit Agreement are true and correct in all material respects on and as of this date other than those which have been disclosed to Lenders in writing (except to the extent such representations and warranties expressly refer to an earlier or other date, in which case they shall be true and correct as of such earlier or other date).

Except to the extent expressly set forth herein to the contrary, nothing in this Section 6 is intended to amend any of the representations or warranties contained in the Agreement.

SECTION 7. Reference to and Effect on the Credit Agreement.

(a) Upon and after the execution of this Amendment by each of the parties hereto, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.  This Amendment shall constitute a Loan Document.

(b) Except as specifically amended by this Amendment, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 8. Fees, Cost, Expenses and Taxes. Borrower agrees to pay all reasonable legal fees and expenses to be incurred in connection with the preparation, reproduction, execution and delivery of this Amendment and the other instruments and documents to be delivered in connection with the transactions associated herewith, including reasonable attorneys’ fees and out-of-pocket expenses of Agent and the Lenders, and agrees to save Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such fees.

SECTION 9. Extent of Amendment. Except as otherwise expressly provided herein, neither the Credit Agreement nor the other Loan Documents are amended, modified or affected by this Amendment. Borrower and each Guarantor hereby ratifies and confirms that (i) except as expressly amended or waived hereby, all of the terms, conditions, covenants, representations, warranties and all other provisions of the Credit Agreement, as applicable, remain in full force and effect, (ii) each of the other Loan Documents to which it is a party are and remain in full force and effect in accordance with their respective terms, and (iii) the Collateral granted by it is unimpaired by this Amendment.

Nothing contained in this Amendment nor any past indulgence by Agent and/or the Lenders, nor any other action or inaction on behalf of Agent and/or the Lenders (i) shall constitute or be deemed to constitute a waiver of any unknown or future Defaults or Events of Default which may now or in the future exist under the Credit Agreement or the other Loan Documents, or (ii) shall constitute or be deemed to constitute an election of remedies by Agent and/or the Lenders or a waiver of any of the rights or remedies of Agent and/or the Lenders provided in the Credit Agreement or the other Loan Documents or otherwise afforded at law or in equity.

SECTION 10. Grant and Affirmation of Security Interest. Borrower and each Guarantor hereby confirms and agrees that (i) any and all liens, security interests and other security or Collateral granted by it and now or hereafter held by Lenders as security for payment and performance of the Obligations are hereby renewed and carried forth to secure payment and performance of all of the Obligations, and (ii) the Loan Documents, as such may be amended in accordance herewith, are and remain legal, valid and binding obligations, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 11. Claims; Release. As additional consideration to the execution, delivery, and performance of this Amendment by the parties hereto and to induce Agent and the Lenders to enter into this Amendment, Borrower and each Guarantor hereby represents and warrants that it does not know of any defenses, counterclaims or rights of setoff to the payment of any Obligations of Borrower or any Guarantor to Agent and/or the Lenders.  In consideration of the amendments contained herein, Borrower and each Guarantor hereby waives and releases each of the Lenders and Agent from any and all claims and defenses, known or unknown, with respect to the Credit Agreement and the other Loan Documents and the transactions contemplated thereby.

SECTION 12. Execution and Counterparts. This Amendment may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile or other electronic transmission (such as Portable Document Format) and other Loan Documents shall be equally as effective as delivery of a manually executed counterpart of this Amendment and such other Loan Documents.

SECTION 13. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

SECTION 14. Headings. Section headings in this Amendment are included herein for convenience and reference only and shall not constitute a part of this Amendment for any other purpose.

SECTION 15. NO ORAL AGREEMENTS. The rights and obligations of each of the parties to the loan documents shall be determined solely from written agreements, documents, and instruments, and any prior oral agreements between such parties are superseded by and merged into such writings. This Amendment and the other written loan documents executed by Borrower, Guarantor, Agent and/or the Lenders (together with any fee letters as they relate to the payment of fees after the closing date) represent the final agreement between such parties, and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements by such parties. There are no unwritten oral agreements between such parties.

[signature pages to follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the Effective Date.

BORROWER:

EARTHSTONE ENERGY, INC.
a Delaware corporation

By:	/s/ Christopher E. Cottrell
Christopher E. Cottrell Executive Vice President, Land and Marketing, and Corporate Secretary

GUARANTORS:

EARTHSTONE OPERATING, LLC,
a Texas limited liability company
EF NON-OP, LLC,
a Texas limited liability company
SABINE RIVER ENERGY, LLC,
a Texas limited liability company
BASIC PETROLEUM SERVICES, INC.,
a Texas corporation
LYNDEN ENERGY CORP.,
a company existing under the laws of British Columbia
LYNDEN USA, INC.,
a Utah corporation

Each by:	/s/ Christopher E. Cottrell
Christopher E. Cottrell Executive Vice President, Land and Marketing, and Corporate Secretary

Signature Page to Second Amendment to Credit Agreement (Earthstone Energy, Inc.)

LENDER AND AGENT:

BOKF, NA dba BANK OF TEXAS,
as Agent and Lender

By:	/s/ Martin W. Wilson
Martin W. Wilson
Senior Vice President

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Matthew Denkler
Name:	Matthew Denkler
Title:	Vice President

Signature Page to Second Amendment to Credit Agreement (Earthstone Energy, Inc.)

Exhibit A

May 18, 2016

BOKF, NA dba Bank of Texas, as Agent (the “Agent”)

for the Lenders pursuant to the Credit Agreement

(as defined below)

1401 McKinney, Suite 1650

Houston, Texas 77010

Re:     Second Amendment to Credit Agreement dated as of May 18, 2016 (the “Credit Agreement”) among Earthstone Energy, Inc., a Delaware corporation, as borrower (“Borrower”), Earthstone Operating, LLC, a Texas limited liability company (“EO”), EF NON-OP, LLC, a Texas limited liability company (“EF”), Sabine River Energy, LLC, a Texas limited liability company (“Sabine”), Basic Petroleum Services, Inc., a Texas corporation (“Basic”), Lynden Energy Corp., a company existing under the laws of British Columbia (“LE”), and Lynden USA, Inc., a Utah corporation (“LUSA”), as guarantors, and BOKF, NA dba Bank of Texas, a national banking association, as administrative agent (“Agent”) for the Lenders.

Ladies and Gentlemen:

At the request of the Borrower we have acted as special British Columbia counsel in reviewing the documents set out in 0 (the “Opinion Documents”) in connection with LE in its capacity as a Guarantor.  We did not act in connection with the preparation, execution or delivery of any of the Opinion Documents.  Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning given to such term in the Credit Agreement.  Other such terms that are defined in the Uniform Commercial Code as in effect on the date hereof in the State of Texas (the “Texas UCC”) have the same meaning therein when used herein unless otherwise indicated by the context in which such terms are so used.

This opinion is furnished to you at the request of the Borrower.

In reaching the conclusions expressed in this opinion, we have examined the Opinion Documents.  We have also examined originals or copies of: (i) LE’s constitutive documents listed in Section A of 0 hereto (the “Organizational Documents”); (ii) certain resolutions of the Board of Directors of LE dated May 18, 2016, authorizing the transactions contemplated by the Opinion Documents to which LE is a party; (iii) executed copy of the Pledge and Security Agreement dated December 19, 2014; and (iv) such other documents and records as we have deemed necessary and relevant for purposes hereof.

We are qualified to practice law only in the Province of British Columbia and, accordingly, we express no opinion as to any laws other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein as of the date of this opinion.  Without limitation, the Opinion Documents are governed in accordance with the laws of the State of Texas and we provide no opinion with respect to the laws of the State of Texas.

In our examination of documents, certificates and records, we have assumed the genuineness of all signatures, the legal capacity to contract of all natural persons, the authenticity of all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the correctness and accuracy of all statements of fact contained therein.

Based upon the foregoing, we are of the opinion that:

1.	LE is a company validly existing and in good standing under the laws of the Province of British Columbia.
2.

LE has the corporate power and authority under the laws of the Province of British Columbia and its Organizational Documents to execute, deliver, and perform its obligations under the Opinion Documents to which it is a party.

3.

The execution and delivery by LE of each Opinion Document to which it is a party do not, and the performance by LE of its obligations thereunder will not, violate LE’s Organizational Documents or any laws, statutes or regulations of the Province of British Columbia or of Canada to which LE is subject.

4.

No authorization, consent, permit, exemption or approval of, or filing with or notice to, any governmental agency or authority, or any regulatory body, court, or tribunal having legal jurisdiction in British Columbia, is required at this time in connection with the execution and delivery by LE of the Opinion Documents or to which it is a party the consummation by it of the transactions contemplated by those Opinion Documents.

5.

A financing statement has been registered on behalf of the Agent under the British Columbia Personal Property Security Act (the “PPSA”) (the “Financing Statement”) with respect to the Supplement No. 1 to Pledge and security agreement (the “Security Agreements”) on May 18, 2016 under base registration number 296072J.

6.

The registration of the Financing Statement is effective for the period May 18, 2016 to May 18, 2020, unless renewed or extended prior to that date.  Attending to renewal is the sole responsibility of the Agent.

7.	Registration of the Financing Statement applies to all assets of the Debtor whether now owned or hereafter acquired, wherever located (collectively, the “Collateral”).
8.

Registration has been made in all public offices provided for under the laws of, or the federal laws of Canada applicable in, British Columbia where registration is necessary to perfect in British Columbia the security interests created by the Security Agreement in the Collateral in favour of the Agent.

9.

The security interests which the Security Agreement purport to create in any “serial numbered goods” specifically prescribed by the PPSA have not been perfected by registration in the Personal Property Registry against the “serial numbers” prescribed by the PPSA.

10.

We have not filed notices on behalf of the Agent of the security interests in goods which the Security Agreement purport to create against title to any land to which the goods may be affixed so as to constitute such personal property fixtures.  If any of the goods are to be affixed to land, the Agent must file notice of the security interest claimed against title to the land before the goods are affixed in order to protect the Agent’s position.

11.	Any transfer by LE of any or all of the Collateral and any change of name of LE will require the filing of financing change statements under the PPSA:
(a)	within 15 days of the transfer of Collateral where the Agent consents to the transfer; or

(b)

within 15 days of the Lender learning of the transfer of Collateral where the Agent has not consented to the transfer, or of the change of name, as applicable, and of the information necessary to register the financing change statements.

We assume no responsibility for making these types of registrations or for notifying you if circumstances arise which necessitate these types of registrations

12.	Because the PPSA is not a title registry, we are unable to express any opinion as to the priority or ranking of the Agent’s security interest in the Collateral.

The foregoing opinion is subject to and qualified in all respects by the following:

(A)	We have made no examinations of title and we express no opinion as to whether LE has title to any Collateral.

The opinion expressed herein is solely for the benefit of and may be relied upon only by the Agent and the Lenders and any permitted assignees or successors of the Lenders in accordance with the Credit Agreement.  This opinion is rendered as of the date hereof and we undertake no, and hereby disclaim any, obligation to advise you of any changes in or new developments which might affect any matters or opinions set forth herein.

Yours truly,

Exhibit A

OPINION DOCUMENTS

1.	Credit Agreement dated as of December 19, 2014;
2.	First Amendment to Credit Agreement dated as of December 1, 2015;
3.	Second Amendment to Credit Agreement dated May 18, 2016;
4.	Supplement No. 1 to Guarantee dated as of May 18, 2016 by and between LE and Agent;
5.	Supplement No. 1 to Pledge and Security Agreement dated as of May 18, 2016 by and between LE and Agent;

The Credit Agreement, the First Amendment to Credit Agreement, the Second Amendment to Credit Agreement, Supplement No. 1 to Guarantee and Supplement No. 1 to Pledge and Security Agreement, referred to as the “Opinion Documents.”

Exhibit B

ORGANIZATIONAL DOCUMENTS

Section A. ORGANIZATIONAL DOCUMENTS

a)Certificate of Amalgamation for Lynden Energy Corp. dated May 18, 2016

b)Articles